Exhibit 99

                  GLOBAL CONCEPTS RE-APPOINTS CHAIRMAN/ CEO

Montclair, N.J. Monday October 10, 2005: Global Concepts, Ltd (OTCBB:
GCCP) announced today that, at a meeting of the Board of Directors on October 4, the Chairman, Eduardo Rodriguez, recommended and the Board approved the appointment of Mike Margolies as the Company's Chairman and CEO.

Mr. Margolies, Global Concepts' founder, was its Chairman and CEO until earlier this year, when he stepped aside in favor of Mr. Rodriguez. Since that time, Mr. Margolies has remained intimately involved in the management of Global Concepts' operations. Mr. Margolies will, therefore, be able to assume the responsibilities of CEO without any disruption in the Company's forward momentum.

Mr. Rodriguez had this to say about the decision; "It takes a smart manager to know his own limitations. Since March, I have been serving as CEO of both Global Concepts and Headliners Entertainment Group, Inc. (OTCBB: HLEG). Headliners recently completed a major acquisition in which we bought five nightclubs to go with our three comedy clubs. The effort involved in integrating the new operations into the Headliners structure has been particularly time-consuming.

"Meanwhile, the progress of Global Concepts has been startling. In less than 12 months, Global Concepts has been transformed from a shell corporation into a multi-national entity engaged in three lines of business, with revenues exceeding $21 million in the first half of this year. To maximize the opportunities available to Global Concepts requires skill and dedication".

"Fortunately I have someone of Mike's caliber to step in and provide that skill and dedication. Our plan is that we will each focus on one company for the next six months, then reconsider the structure of management for the long-term at both Global Concepts and Headliners. Our goal is to provide the shareholders of Global Concepts and the shareholders of Headliners with management services of the highest quality. I am confident that Mike and I can achieve that goal."


For more Information or questions Please contact:

Premier Funding & Financial Marketing, 480 649-8224
Kelly Black, President kblack@premierfundingservice.com
Heather Kerwin, Investor Relations hkerwin@premierfundingservice.com

                        * * * * * * * * * * * * *

     The information in this Press Release includes certain "forward-looking" statements within the meaning of the Safe Harbor provisions of Federal Securities Laws. Investors are cautioned that such statements are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including the future financial performance of the Company. Although the Company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to successful performances of internal plans, the impact of competitors, and general economic risks and uncertainties.